Exhibit 99.1

Press Release

630 Fifth Avenue, Suite 3110 New York, NY 10111 Tel 212 218 8720 Fax 212 218 8721 4840 Pearl East Circle, Suite 300W Boulder, CO 80301 Tel 303 516 8500 Fax 303 530 1296 www.tapestrypharma.com

Contact:	Tapestry Pharmaceuticals, Inc. Gordon Link Senior Vice President, Chief Financial Officer 303-516-8500 glink@tapestrypharma.com	Investor:	Lilian Stern Stern Investor Relations, Inc. 212-362-1200 lilian@sternir.com

	Elma Hawkins, PhD Communications and Corporate Development 212-400-3019 ehawkins@tapestrypharma.com	Media:	Lloyd Benson/Dana Conti Schwartz Communications 781-684-0770 tapestry@schwartz-pr.com

For Immediate Release

TAPESTRY PHARMACEUTICALS APPOINTS
DONALD H. PICKER, PH.D. AS PRESIDENT

Seasoned Executive To Head Company’s Drug Development Program

Boulder, Colo., December 27, 2006 — Tapestry Pharmaceuticals, Inc. (Nasdaq: TPPH) today announced the appointment of Donald H. Picker, Ph.D. to the position of President, effective January 2, 2007.  Dr. Picker joins Tapestry with more than 25 years of experience in all phases of oncology drug development.   At Tapestry, Dr. Picker will be responsible for leading Tapestry’s internal research efforts in addition to the preclinical and clinical development of the product pipeline, including the Company’s lead product, TPI 287.  Dr. Picker will also establish a New Jersey-based office where clinical development will be headquartered.  All other research, development and operational functions will remain in Boulder, Colo.

“Tapestry’s preclinical data on TPI 287 shows significant promise in treating multi-drug resistant tumors, a growing issue for oncologists and patients today,” commented Dr. Picker. “This is an exciting time for Tapestry, and I look forward to working with the Tapestry team to move TPI 287 into Phase II trials in 2007.”

“As we look forward to advancing TPI 287 in the clinic, it became appropriate to bring someone with Don’s development and clinical experience to Tapestry. His knowledge in the area of oncology drug development and experience with in-licensing will make him a valuable addition to the Tapestry team,” said Leonard P. Shaykin, Chairman and Chief Executive Officer of Tapestry Pharmaceuticals.

Dr. Picker began his career at SmithKline Beecham (GlaxoSmithKline) in research and later served as Worldwide Vice President of Biomedical R&D for Johnson Matthey where he oversaw the discovery and development of the anticancer drug candidates Carboplatin, Satraplatin and Picoplatin.  Dr. Picker joined Genta Incorporated early in its inception as Senior Vice President of Research & Development where he led the team that discovered and brought into the clinic the oncology drug Genasense®.  Since Genta, Dr. Picker has been involved in a number of start-up biotech companies in the area of oncology, most recently at Callisto Pharmaceuticals as Executive Vice President of Research and Development.  Dr. Picker is a medicinal organic chemist by training and has co-authored some 35 publications and is named on ten issued patents in the area of oncology.

About TPI 287

TPI 287, a proprietary third generation taxane, is Tapestry’s lead clinical compound. This compound was designed to overcome multi-drug resistance in solid tumors that have become resistant to taxane therapy. In preclinical testing, TPI 287 demonstrated the ability to inhibit tumor cell growth in a number of in vitro cell lines and has shown inhibition of human tumors in certain animal xenograft models when tested against standard comparative agents. The in vitro activity was seen across multiple cell lines including cell lines known to be sensitive to taxanes and cell lines known to be resistant to taxanes. In in vivo testing TPI 287 demonstrated reduction in the rate of tumor growth in both taxane resistant and taxane sensitive breast cancer xenografts. Taxane sensitive cell lines in which TPI 287 has shown activity include cell lines derived from breast cancer, uterine cancer and non-small cell lung cancer. Taxane resistant cell lines in which TPI 287 has shown activity include lines derived from breast cancer, colon cancer, prostate cancer and pancreatic cancer.

TPI 287 is currently in two Phase I studies in the United States and overseas to determine the safety and pharmacokinetic profile of the compound. Tapestry plans to initiate Phase II trials in the first quarter of 2007.

About Tapestry Pharmaceuticals, Inc.

Tapestry Pharmaceuticals, Inc. is a company focused on the development of proprietary therapies for the treatment of cancer.

For more information about Tapestry and its technologies, visit Tapestry’s web site at www.tapestrypharma.com.

Forward Looking Statements

Statements in this press release that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Forward-looking statements can be identified by the use of words such as “opportunities,” “trends,” “potential,” “estimates,” “may,” “will,”

“should,” “anticipates,” “expects,” “hopes” or comparable terminology or by discussions of strategy. Such forward looking statements include statements relating to the initiation of Phase II trials of TPI 287 in 2007. Such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include risks that clinical trials for TPI 287 will be delayed due to institutional approvals, patient recruitment, formulation and manufacturing difficulties, delays in finalizing and receiving approval of Phase II protocols, negotiations with regulatory agencies, or other factors; that human clinical trials may show that TPI 287 is unsafe and/or ineffective in treating cancer in humans. General implementation risks associated with development of TPI 287 include those that we are blocked or limited in the development of TPI 287 because of the intellectual property rights of third parties; that we are limited in our ability to obtain, maintain and enforce our own intellectual property; that development of TPI 287 is delayed or terminated because the costs of further development exceed its value; and that the Company’s resources will be insufficient to continue development. Additional risks, uncertainties and other factors are identified under the captions “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in the Company’s reports filed from time to time with the Securities and Exchange Commission, including its Quarter Reports on Form 10-Q for the Quarter ended September 27, 2006. The Company disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new or additional information, future events or otherwise.

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